EXHIBIT 2.1

                                    AGREEMENT

       AGREEMENT dated this 21st day of May, 2002 by and between JEAN PHILIPPE FRAGRANCES, LLC, a New York limited liability company with its principal office at 551 Fifth Avenue, New York, New York 10176 ("Purchaser"); and TRISTAR
CORPORATION, DEBTOR-IN-POSSESSION in the Chapter 11 proceeding, Case no. 01-53706, U.S. Bankruptcy Court, Western District of Texas, San Antonio Division, with its principal office at One Eurostar Drive, Pleasanton, TX 78064 ("Seller").

                              W I T N E S S E T H:

       WHEREAS, Seller is prepared to sell certain of its assets to Purchaser upon the terms and subject to the conditions set forth herein;

       WHEREAS, Seller and New Co. are to enter into a Manufacturing Agreement substantially in the form annexed hereto as EXHIBIT 6.1E, simultaneously with the execution and delivery of this Agreement;

       WHEREAS, Seller, Purchaser and Manufacturer are to enter into a Non-Competition and Non-Solicitation Agreement substantially in the form annexed hereto as EXHIBIT 6.1F simultaneously with the execution and delivery of this Agreement; and

       WHEREAS, Purchaser is prepared to acquire such assets from Seller upon the terms and subject to the conditions set forth herein.

       NOW, THEREFORE, in consideration of the mutual covenants, conditions and promises contained herein, the parties hereby agree as follows:

                                     ARTICLE
                              DEFINITIONS AND USAGE

       1.1 DEFINITIONS. For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this
ARTICLE 1.1:

"Affiliate"--

With respect to a particular individual:

       (a)    each other member of such individual's Family;

       (b) any Person that is directly or indirectly controlled by any one or more members of such individual's Family;

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       (c)    any  Person in which  members  of such  individual's  Family  hold
(individually or in the aggregate) a Material Interest; and

       (d) any Person with respect to which one or more members of such individual's Family serves as a director, officer, partner, executor or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

       (a) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person;

       (b)    any  Person  that  holds a  Material  Interest  in such  specified
Person;

       (c) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity);

       (d) any Person in which such specified Person holds a Material Interest; and

       (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

For purposes of this definition, (a) "control" (including "controlling," "controlled by," and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (b) the "Family" of an individual includes
(i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree and (iv) any other natural person who resides with such individual; and
(c) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

"Assets"--as defined in ARTICLE 2.1.

"Bankruptcy Court"- United States Bankruptcy Court, Western District of Texas, San Antonio Division in the Chapter 11 proceeding, Case no. 01-53706.

"Bankruptcy Court Order"- An Order of the Bankruptcy Court which orders all of the Assets of Seller to be sold to Purchaser free and clear of all Encumbrances.

"Bankruptcy Court Rejection Order"- as defined in ARTICLE 6.1(E).

"Brands"-- as defined in ARTICLE 2.1(A).

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"Business" -- the production,  manufacture,  marketing, distribution and sale by
Seller of mass market fragrance products, perfumes, eau de toilette, eau de cologne, deodorants, cosmetics, health and beauty and personal care products, for men, women and children.

"Closing"--as defined in ARTICLE 2.5.

"Closing Date"-- as defined in ARTICLE 2.5.

"Encumbrance"--any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

"Environmental, Health and Safety Liabilities"--any cost, damages, expense, liability, obligation or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law, including those consisting of or relating to:

       (a) any environmental, health or safety matter or condition (including on-site or off-site contamination, occupational safety and health and regulation of any chemical substance or product);

       (b) any fine, penalty, judgment, award, settlement, legal or administrative proceeding, damages, loss, claim, demand or response, remedial or inspection cost or expense arising under any Environmental Law or Occupational Safety and Health Law;

       (c)    financial   responsibility   under   any   Environmental   Law  or
Occupational Safety and Health Law for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions ("Cleanup") required by any Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

       (d) any other compliance, corrective or remedial measure required under any Environmental Law or Occupational Safety and Health Law.

The terms "removal," "remedial" and "response action" include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA).

"Environmental Law"--any Legal Requirement that requires or relates to:

       (a) advising appropriate authorities, employees or the public of intended or actual Releases of pollutants or hazardous substances or materials, violations of discharge limits or

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other  prohibitions  and  the  commencement  of  activities,  such  as  resource
extraction  or  construction,   that  could  have  significant   impact  on  the
Environment;

       (b) preventing or reducing to acceptable levels the Release of pollutants or hazardous substances or materials into the Environment;

       (c) reducing the quantities, preventing the Release or minimizing the hazardous characteristics of wastes that are generated;

       (d) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

       (e)    protecting resources, species or ecological amenities;

       (f)    reducing  to   acceptable   levels  the  risks   inherent  in  the
transportation of hazardous substances, pollutants, oil or other potentially harmful substances;

       (g) cleaning up pollutants that have been Released, preventing the Threat of Release or paying the costs of such clean up or prevention; or

       (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

"Intellectual Property "--as defined in ARTICLE 2.1(A).

"Inventories"-- Raw materials, component parts, work in progress and finished goods relating exclusively to the Intellectual Property on Seller's current order form or current forecast, and collateral or ancillary items (such as point of sale merchandise, testers, samples and cartons), wherever located, as are in the possession, custody or control of Seller.

"Legal   Requirement"--any   federal,   state,   local,   municipal,    foreign,
international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.


"New Co." -- Fragrance Impressions Corporation, a Delaware corporation, to be owned, in part, and controlled by the existing management of Seller.

"Ordinary Course of Business"--an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action:

       (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person;

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       (b)    does  not  require  authorization  by the  board of  directors  or shareholders  of such  Person (or by any  Person or group of Persons  exercising
similar   authority)  and  does  not  require  any  other  separate  or  special authorization of any nature; and

       (c) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

"Promissory Note"--as defined in ARTICLE 2.3(A)(I).

"Purchase Price"--as defined in ARTICLE 2.2.

"Purchaser"--as defined in the first paragraph of this Agreement.

"Seller"--as defined in the first paragraph of this Agreement.

"Tangible Personal Property"-- formulae, molds, models, dies, casts, forms, packaging patterns, reproductions and displays relating exclusively to the Intellectual Property; customer lists and sales histories for each of the past three (3) years, and distributor list and sales histories for each of the past three (3) years; and all other proprietary materials relating thereto in the possession or control of Seller for Inventory together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

"Trade Credits"--as defined in ARTICLE 3.7.


"Trademarks"--as defined in ARTICLE 2.1(A).

       1.2    USAGE.

       (a)    Interpretation.   In  this  Agreement,  unless  a  clear  contrary
intention appears:

       (i)    the singular number includes the plural number and vice versa;

       (ii) reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

       (iii)  reference to any gender includes each other gender;

       (iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

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       (v)    reference to any Legal Requirement means such Legal Requirement as amended, modified,  codified, replaced or reenacted, in whole or in part, and in
effect  from  time  to  time,   including  rules  and  regulations   promulgated
thereunder, and reference to any Article or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such Article or other provision;

       (vi) "hereunder," "hereof," "hereto," and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Article or other provision hereof;

       (vii)  "including"  (and  with  correlative   meaning   "include")  means
including without limiting the generality of any description preceding such term;

       (viii) "or" is used in the inclusive sense of "and/or";

       (ix) with respect to the determination of any period of time, "from" means "from and including" and "to" means "to but excluding"; and

       (x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

       (b) As used herein, the term "this Agreement" means the body of this Agreement and the Schedules and Exhibits hereto.

       (c) Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with generally accepted accounting principles.

       (d) Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

                                   ARTICLE II
                                SALE AND PURCHASE

       2.1 SALE AND PURCHASE OF CERTAIN ASSETS. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller agrees to irrevocably sell, assign, transfer and convey to Purchaser, all of Seller's right, title, and interest in and to any and all of the following (the "Assets"):

              (a)    world-wide trademarks,  service marks, patents, copyrights,
       trade  secrets  and   applications   therefor,   and  other   proprietary
       information,  including  all  distribution


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       rights and goodwill for the product brands listed on the annexed SCHEDULE
       2.1(A)  (the   "Brands")   and  the  name  Tristar,   (collectively   the
       "Intellectual  Property"),   but  not  including  rights  to  the  brand,
       Fragrance Impressions;

              (b)    the Tangible Personal Property; and

              (c) the Inventory, to which the formulas, as set forth in the annexed SCHEDULE 2.1(C), and Trade Credits as set forth in the annexed
       SCHEDULE 3.7, which exist as of the date of the Bankruptcy Court Order.

Seller's assets not consisting of the Intellectual Property, Tangible Personal Property, Inventory or Trade Credits are not being conveyed to Purchaser.

       2.2 CALCULATION OF PURCHASE PRICE. The Purchase Price shall be as follows:

              (a) for the Intellectual Property and the Tangible Personal Property, $3,500,000; and

              (b)    $3,738,000

              (i) for the Inventory, subject to adjustment in accordance with the terms of ARTICLE 2.3(b) hereof, F.O.B. where the Inventory is located; and

              (ii) for the Trade Credits, subject to adjustment in accordance with the terms of ARTICLE 2.3(C).

       2.3 PAYMENT OF THE PURCHASE PRICE. Purchaser agrees to pay the Purchase Price as follows:

       (a)    For the Intellectual Property and Tangible Personal Property,

              (i) $500,000.00 by bank, cashier's or certified check, or by wire transfer of immediately available funds through the Federal Reserve System at Closing; and

              (ii) $3,000,000.00 by delivery at Closing of a Promissory Note in the form annexed hereto as EXHIBIT 2.3AII, payable $500,000 per annum on the next six (6) anniversary dates of the Closing without interest. The Promissory Note shall be prepaid to the extent of 3.0% of net sales of the Brands, payable within 45 days after the end of each calendar quarter; and

       (b) For the Inventory and the Trade Credits, $3,738,000 by bank, cashier's or certified check, or by wire transfer of immediately available funds through the Federal Reserve System at Closing;

              (i) Attached hereto as SCHEDULE 2.3(B) is the physical count of the Inventory in accordance with the provisions of ARTICLE 3.5 HEREOF, and Seller agrees to release the Inventory to

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Purchaser at Closing.

       (c) Notwithstanding the provisions of ARTICLE 2.3(A) AND (B), in the event that the Purchase Price for the Inventory and the Trade Credits is less than $6.5 million, then in such event, the principal balance of the Promissory Note shall be reduced by such amount as is necessary to increase the amount of cash portion of the Purchase Price paid at Closing, so that the aggregate amount of the cash portion of the Purchase Price being paid at Closing shall equal $7,000,000 (the "Note Prepayment Amount"). The remaining principal balance of the Promissory Note shall be further reduced by the difference between the Note Prepayment Amount and the calculated discounted Note Prepayment Amount to its present value using the prime rate less one percent as may be in effect as of the Closing Date, which shall be credited against the last payments that were due on the Promissory Note. Notwithstanding anything to the contrary contained in this Agreement, the Promissory Note, or the Bankruptcy Court Order, the aggregate Purchase Price paid for the Assets shall not be more than the sum of
(i) $3,500,000 for the Intellectual Property and the Intangible Assets, subject to the discount allowed for Promissory Note prepayments, and the (ii) actual Purchase Price determined for the Inventory and Trade Credits.

       2.4    NO ASSUMPTION OF SELLER'S LIABILITIES OR OBLIGATIONS.

       (a) Except as set forth in ARTICLE 2.4(B) AND (C) hereof, Purchaser does not and shall not assume any agreements, contracts, liabilities or obligations of Seller, whether accrued, contingent, liquidated or unliquidated, including but not limited to any Environmental, Health and Safety Liabilities. Seller covenants and agrees with Purchaser, that Purchaser shall have no liability or obligation whatsoever for any liabilities or obligations of Seller, including but not limited to any Environmental, Health and Safety Liabilities.

       (b) At Closing, Purchaser agrees to assume the obligations of Seller solely to the extent set forth in the Agreement dated 16 October 2000 between Seller and Jamnadas Odhavji Sheth.

       (c) At Closing, Purchaser agrees to assume the obligations and accept the rights of, Kirit Sunderlal Sheth, solely to the extent such obligations and rights are set forth in the Agreement dated 18 October 2000 between Kirit Sunderlal Sheth and Jamnadas Odhavji Sheth, to the extent such agreement pertains to Seller.

       2.5 CLOSING. Subject to the fulfillment of the conditions precedent as hereinafter set forth, the closing under this Agreement, (the "Closing") shall take place at the offices of Jean Philippe Fragrances, LLC, 551 Fifth Avenue, New York, NY 10176 , at 11:00 A.M. on May 21, 2002 or at such other time and at such other place as shall be fixed by mutual consent of the parties hereto (the "Closing Date").

                                   ARTICLE III
                                    INVENTORY

       3.1    INVENTORY.

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       (a)    The  Inventory  to be purchased by Seller is described in SCHEDULE
2.1C and is physically located as set forth in such schedule.

       (b) Any portion of the Inventory which is being held pursuant to lay-a-way or similar installment sale arrangement shall not be included as part of the Inventory.

       3.2 RISK OF LOSS. The risk of loss of any Inventory prior to release of the Inventory to Purchaser because of loss, theft, fire or other casualty, shall be borne by Seller..

       3.3    RETURNS; RECEIVABLES.

       (a) In the event that finished goods Inventory are returned to Seller, its assignees or successors in interest by third parties subsequent to the Closing Date ("Returns"), then in such event

              (i) if the Returns are made during the first six months from the first Closing Date in the Ordinary Course of Business, then such Returns must be approved by Seller, its assignees or successors in interest and the credit to the customer for the Returns shall be the responsibility of Seller, its assignees or successors in interest, and

                     (I) if such Returns are on the current order forms and in the current product lines being sold ("Current Returns"), then and Purchaser shall buy such Current Returns at Seller's standard cost, less the cost of refurbishing, including all costs as may be needed for refurbishing the Current Returns, including, folding cartons, master carton and shrink-wrap, but excluding the cost of labor, which shall be contributed by New Co., as hereinafter defined; and

                     (II) if such Returns are not Current Returns, then Purchaser shall buy such Returns at 50% off standard cost;

              (ii) if the Returns are made in the Ordinary Course of Business after the first six months but prior to the expiration of twelve months from the first Closing Date, then

                     (I) for Current Returns, the credit to the customer shall be the responsibility of Purchaser; and

                     (II) for Returns which are not Current Returns, such Returns must be approved by the Seller, its assignees or successors in interest, and Purchaser shall buy such Returns at a closeout selling price; and

              (iii) if the Returns are made in the Ordinary Course of Business after the expiration of twelve months from the first Closing Date, then

                     (I) for Current Returns, the credit to the customer shall be the responsibility of Purchaser, and

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                     (II)   for  Returns  which are not  Current  Returns,  such
Returns must be approved by the Seller, its assignees or successors in interest, and Purchaser shall buy such Returns at 50% off standard cost.

All approvals of Seller,  its  assignees or  successors  in interest  under this
ARTICLE 3.3(A) shall not be unreasonably denied or delayed.

       (b) Purchaser agrees to use commercially reasonable efforts in assisting Seller, its assignees or successors in interest in connection with the collection of its accounts receivable. Notwithstanding the foregoing, Purchaser's obligations hereunder shall be of a ministerial nature only, and shall not be construed as a guarantee of collection of Seller's receivables, if any.

       (c) Purchaser and Seller, or its assignees or successors in interest, and New Co. shall meet at least quarterly to reconcile all misdirected customer payments.

       3.4    PURCHASE ORDERS.

       From and after the date hereof Seller agrees to use reasonable commercial efforts to cancel certain outstanding orders for Inventory as may be designated by Purchaser, provided Seller will not incur any material penalty, and will place no new orders for any Inventory unless Purchaser's representatives shall have approved such order by initialing a copy of the original purchase order. Such approval shall not be unreasonably withheld. Purchaser shall respond as soon as reasonably possible to any request for approval of purchase orders and shall have the right to contact vendors directly with respect to such orders. A true and complete list of open orders of Seller for Inventory is annexed as
SCHEDULE 3.4.

       3.5 PHYSICAL INVENTORY COUNT. Purchaser and Seller shall conduct a physical count of the Inventory. If for any reason Purchaser and Seller are not available to conduct the physical Inventory count, then such count shall be conducted by such one or more other independent inventory companies as shall be agreed to by Purchaser and Seller. Such counts shall be taken in accordance with the inventory taking instructions of the independent inventory companies as agreed to by Purchaser and Seller. Such physical counts shall be taken with the participation and cooperation of both Purchaser and Seller, and both parties shall make available sufficient numbers of their respective employees for such purpose. The cost of employing such other independent inventory companies shall be borne by Purchaser and Seller equally. Seller covenants and agrees with Purchaser that all Inventory shall be located at One Eurostar Drive, Pleasanton, Texas and no Inventory will be moved to any other location during the period commencing one week before the first of the Closing Dates and ending on the last of the Closing Dates. Both Purchaser and Seller agree to make available such number of employees or third parties as may be necessary to conduct such physical count at their own expense.

       3.6 ADJUSTMENTS TO INVENTORY COUNT. The Purchase Price shall be adjusted to conform to the actual physical inventory counted referred to in
ARTICLE 3.5 and shall be paid within the time frame set forth in ARTICLE 2.3.

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       3.7    TRADE CREDITS. Annexed hereto as SCHEDULE 3.7 is a list of all the trade credits of Seller with respect to manufacturers, suppliers or vendors (collectively the "Trade Credits"). Seller shall as of the first Closing Date irrevocably assign to the Purchase and Purchaser shall accept, all of Seller's rights to any trade credits it may have with manufacturers, suppliers or vendors relating exclusively to the Intellectual Property. Such assignments shall be in form satisfactory to Purchaser and its counsel and shall specify the name of each such manufacturer, supplier or vendor and the amount of the credit, confirmed in writing by such manufacturers, supplier or vendor as of the Closing Date.

                                   ARTICLE IV
                         WARRANTIES AND REPRESENTATIONS
                                    OF SELLER

       WARRANTIES AND REPRESENTATIONS OF SELLER. Seller hereby warrants and represents to Purchaser as follows:

       4.1 ORGANIZATION AND GOOD STANDING OF SELLER. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its businesses as currently conducted and to own or lease and to operate its properties and assets as and where such properties and assets are now owned or leased and operated.

       4.2 LEGAL, VALID AND BINDING, ETC. This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, subject to the entry of the Bankruptcy Court Order.

       4.3 CONSENTS. Any and all consents, approvals, authorizations, or orders of or registrations or qualifications with any person, bank, corporation, association, governmental body, or court having authority or power to regulate, supervise or direct the business and affairs of Seller necessary for the consummation of the transactions specified in this Agreement shall have been obtained on or before the Closing Date.

       4.4 NO LITIGATION. There are no actions, suits, legal or governmental proceedings pending or to the knowledge of Seller threatened against Seller relating to this Agreement or the transactions described herein.

       4.5 INTELLECTUAL PROPERTY. To Seller's knowledge, SCHEDULE 2.1A annexed hereto contains a complete and accurate list of all of the Intellectual Property used in the Business, including all registrations and applications therefor. To Seller's knowledge, except as set forth in the annexed SCHEDULE 4.5, no license, sublicense, distribution or other agreements relating to any of the Intellectual Property shall be in effect at the Closing, and each trademark, service mark, trade name, copyright and patent and each application therefor comprising the Intellectual Property is not subject to any license or royalty arrangement or dispute. Except as set forth in the annexed SCHEDULE 4.5, Seller has not received any notification of infringement by Seller or any claims with regard to any trademark, service mark, trade name, copyright or patent or application therefor comprising the Intellectual Property from any person, and Seller is not aware of a basis for any such claim. Seller has delivered to Purchaser prior to the Closing copies of any and all documents in its possession, custody or control relating to the Intellectual Property.

       4.6 TANGIBLE PERSONAL PROPERTY. SCHEDULE 4.6 contains a list of all Tangible Personal Property owned or leased by Seller in connection with the Business as of the date of this Agreement. The Tangible Personal Property is in substantially good operating condition and repair, excluding ordinary wear and tear, taking into consideration the age and prior use of same, and is in compliance with all applicable laws, regulations, orders and ordinances.

       4.7 INVENTORY. The Inventory as at the date of this Agreement, is not in excess of normal requirements, is adequate for continuation of Seller's ongoing business, has been acquired in the Ordinary Course of Business, in customary quantities and at not more than prevailing market prices at the times of such purchases. The Inventory has been valued at the lower of cost or market, on the financial statements of Seller delivered to Purchaser, in accordance with generally accepted accounting principles consistently applied, and all slow-moving, unmarketable, returned, rejected, damaged or obsolete inventory has been written off or written down as the case may be. The Inventory is of a quality and quantity good and usable and saleable as current inventory in the normal course of business, at least equal to the values at which such items are carried on Seller's books and records.

       4.8 GOOD TITLE. The Bankruptcy Court Order shall transfer all of Seller's right, title and interest in and to the Assets, free and clear of all Encumbrances. The Assets and the present use thereof are in all material respects, in accordance with all applicable laws, ordinances, regulations and orders. No Assets are subject to any pending or, to the knowledge of Seller threatened adverse change, judicial order, ordinance or zoning restriction which materially affects the use of such properties in the business of Seller or would affect the use thereof, except as set forth in any Schedule to this Agreement. The value of fixed Assets used in the business of Seller has not been written up.

                                    ARTICLE V
                         WARRANTIES AND REPRESENTATIONS
                                  OF PURCHASER

       WARRANTIES AND REPRESENTATIONS. Purchaser hereby warrants and represents as follows:

       5.1 DUE ORGANIZATION, ETC. Purchaser is a limited liability company duly organized and existing under the laws of the State of New York and has all requisite power to carry on its business as currently conducted and to own or lease and to operate its properties and assets as and where such properties and assets are now owned or leased and operated.

       5.2 LEGAL, VALID AND BINDING. This Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against it, in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting creditors rights generally or court decisions with respect thereto and the availability of equitable remedies.

       5.3 DUE AUTHORIZATION. The execution, delivery and performance of the transactions contemplated by this Agreement have been duly authorized by its sole member and will not conflict with or result in a breach of any of the terms or provisions of its Articles of Organization, or any mortgage, lease, bond, note, debenture, guaranty, deed of trust or other agreement, instrument or arrangement to which Purchaser may be or is a party (including by operation of law) or by which the property of Purchaser is bound, or any law, administrative regulation, or any order of any court or governmental agency or authority entered in any proceeding to which Purchaser was or is a party or by which its property is bound.

       5.4 CONSENTS. Any and all consents, approvals, authorizations, or orders of or registrations or qualifications with any person, bank, corporation, association, governmental body, or court having authority or power to regulate, supervise or direct the business and affairs of Purchaser necessary for the consummation of the transactions specified in this Agreement shall have been obtained on or before the Closing Date.

       5.5 NO LITIGATION. There are no actions, suits, legal or governmental proceedings pending, or to the knowledge of Purchaser, threatened against Purchaser relating to this Agreement or the transactions described herein.

       5.6 FINANCIAL CONDITION OF PURCHASER. Purchaser has sufficient working capital in order to fully fund the Purchase Price.


                                   ARTICLE VI
                                   CONDITIONS

       6.1 CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATION TO CLOSE. The obligations of Purchaser under this Agreement are, at the option of Purchaser, subject to the fulfillment of each of the conditions set forth below:

       (a) On the Closing Date the warranties and representations of Seller contained in this Agreement shall be true and correct in all material respects. Seller shall have complied with and duly performed in all material respects any and all covenants, agreements and conditions on its part to be complied with or performed pursuant to or in connection with this Agreement. If Seller shall be in default of this Agreement, then Purchase shall give notice of such defaults to Seller, and Seller shall have prior to the Closing Date a reasonable opportunity to cure such defaults under this Agreement.

       (b) No action or proceeding shall have been instituted to restrain or prohibit the conveyance of the Assets by Seller.

       (c) Seller shall have obtained, and deliver to Purchaser prior to the Closing, the Bankruptcy Court Order, approving the terms and conditions, and execution and delivery by the signatory on behalf of Seller, of this Agreement; the time for appeals from the Order shall have expired; and no appeal from the Order shall have been timely filed.

       (d) Seller shall deliver one or more Assignments to Purchaser relating to the Intellectual Property, Bills of Sale to Purchaser to evidence the conveyance of the Inventory and Tangible Personal Property from Seller to Purchaser, in form reasonably satisfactory to counsel to Purchaser.

       (e) Seller shall use reasonable efforts to obtain an order from the Bankruptcy Court rejecting the following two (2) executory contracts ("Bankruptcy Court Rejection Order"): (i) Agreement dated on or about 15 March 1999 between Seller and Transvit Holding Corporation relating to certain distribution rights in Mexico; and (ii) Agreement dated on or about 30 May 1998 between Seller and Transvit Holding Corporation relating to certain distribution rights of Tristar de Brasil Cosmetics, Ltda. Purchaser agrees that submission and argument of the motion seeking the Bankruptcy Court Rejection Order by Seller shall constitute reasonable efforts, and receipt of the Bankruptcy Court Rejection Order shall not be a condition precedent to Closing.

       (f) Seller shall cease doing business under the name Tristar, and shall have filed a fictitious name certificate or the like in each jurisdiction in which it is qualified to transact business.


       6.2 SELLER'S CONDITIONS PRECEDENT. The obligations of Seller under this Agreement are, at the option of Seller, subject to the fulfillment of each of the conditions set forth below:

       (a) On the Closing Date the warranties and representations of Purchaser contained in this Agreement shall be true and correct in all material respects. Purchaser shall have complied with and duly performed any and all covenants, agreements and conditions in all material respects, on its part to be complied with or performed pursuant to or in connection with this Agreement.

       (b) No action or proceeding shall have been instituted to restrain or prohibit the conveyance of the Assets by Seller.

       (c) Seller shall have obtained, and deliver to Purchaser prior to the Closing, the Bankruptcy Court Order; the time for appeals from the Order shall have expired; and no appeal from the Order shall have been timely filed.


                                   ARTICLE VII
                             [INTENTIONALLY OMITTED]

                                  ARTICLE VIII
                              CONDITIONS SUBSEQUENT

       8.1 CHANGE OF NAME. Promptly after the Closing, Seller shall change its name to that which is not similar to Tristar. Seller covenants and agrees not to use the names "Tristar" or "star" or any derivative thereof in any manner.

       8.2 TERMINATION FEE. If after execution and delivery of this Agreement, Seller determines not to proceed for any reason other than a material breach of this Agreement by Purchaser, then, as long as Purchaser is in material compliance with this Agreement, Seller shall pay, as liquidated damages, and as Purchaser's sole and exclusive remedy, a non-refundable cash termination fee to Purchaser equal to the lesser of $300,000 or 4.0% of the aggregate Purchase Price, not later than five (5) business days after Seller has determined not to close this Agreement.

                                   ARTICLE IX
                                  MISCELLANEOUS

       9.1 ATTORNEY'S FEES. In the event that litigation or arbitration should arise with respect to this Agreement or any portion thereof, then, in such event, the party which prevails in such litigation or arbitration shall be entitled to receive from the losing party, and such losing party agrees to pay to the prevailing party, reasonable attorneys' fees together with all costs and expenses incurred by the prevailing party in such litigation or arbitration.

       9.2    [INTENTIONALLY OMITTED].

       9.3 CUMULATIVE RIGHTS. The rights and remedies granted in this Agreement are cumulative and not exclusive, and are in addition to any and all other rights and remedies granted and permitted under and pursuant to law.

       9.4 NO WAIVER. The failure of any of the parties hereto to enforce any provision hereof on any occasion shall not be deemed to be a waiver of any preceding or succeeding breach of such provision or any other provision.

       9.5 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and understanding of the parties hereto and no amendment, modification or waiver of any provision herein shall be effective unless in writing, executed by the party charged therewith.

       9.6 BINDING EFFECT. This Agreement shall bind and inure to the benefit of the parties and their successors in interest.

       9.7 NO ASSIGNMENT AND DELEGATION OF DUTIES. This Agreement may not be assigned by the parties hereto, and any attempted assignment hereof shall be void and of no effect.

       9.8 ARTICLE HEADINGS. The paragraph headings herein have been inserted for convenience of reference only, and shall in no way modify or restrict any of the terms or provisions hereof.

       9.9 GOVERNING LAW. This Agreement shall be construed, interpreted and enforced in accordance with and shall be governed by the laws of the State of New York without regard to the principles of conflicts of laws.

       9.10 CONSENT TO SERVICE OF PROCESS. Each party hereto hereby irrevocably consents to the exclusive jurisdiction and venue of the Bankruptcy Court, with regard to any and all actions or proceedings arising out of, or relating to, this Agreement, irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in such court or that any such suit, action or proceeding which is brought in such court has been brought in an inconvenient forum, and agrees that service of process may be made in the manner for providing notice, as specified in paragraph 9.12 hereof.

       9.12.  NOTICES.

       (a) Any notice or other communication under the provisions of this Agreement shall be in writing, and shall be given by postage prepaid, registered or certified mail, return receipt requested; by hand delivery with an acknowledgment copy requested; or by the Express Mail service offered by the United States Post Office or any reputable overnight delivery service, directed to the addresses set forth above, or to any new address of which any party hereto shall have informed the others by the giving of notice in the manner provided herein. Such notice or communication shall be effective, if sent by postage prepaid, registered or certified mail, return receipt requested, three
(3) days after it is mailed within the continental United States; if sent by Express Mail or any reputable overnight delivery service, one (1) day after it is forwarded; or by hand delivery, upon receipt. In addition, copies of all notices shall be given to:

       Langley & Banack, Incorporated
       745 E. Mulberry, 9th Fl.
       San Antonio, Texas 78212-3166
       Att.: David S. Gragg, Esq.

       Becker & Poliakoff, P.A.
       3111 Stirling Road
       Ft. Lauderdale, FL 33312-6525
       Att.: Joseph A. Caccamo, Esq.

       Hance Scarborough
       Wright Ginsberg & Brusilow, LLP
       1401 Elm Street
       Suite 4750
       Dallas, Texas 75202
       Att.: Shawn Brown, Esq.

       (b) The parties hereto agree to send copies of all notices under this Agreement promptly by telecopier to the other parties, but such notice by telecopier shall not relieve the sending party of the obligation to forward notice in accordance with the terms of ARTICLE 9.12(A) hereof.

       9.13 UNENFORCEABILITY; SEVERABILITY. The invalidity of any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part hereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, section or sections, or subsection or subsections had not been inserted. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby shall be consummated as originally contemplated to the fullest extent possible.

       9.14 BROKER'S FEES. No party has incurred nor will incur any liability for brokerage fees or agents' commissions in connection with the transactions contemplated hereby, and all parties warrant that no agent or broker was instrumental in consummating this transaction so as to earn any such fee.

       9.15 FURTHER ASSURANCES. After the Closing, Seller shall at any one time and from time to time, at the request of Purchaser and without further out-of pocket cost or expense to Seller, execute and deliver such other instruments of conveyance or transfer and take such other actions as Purchaser may request in order to vest in Purchaser good and marketable title to the Assets.

       9.16 NO THIRD PARTY RIGHTS. The representations, warranties and other terms and provisions of this Agreement are for the exclusive benefit of the parties hereto, and no other person shall have any right or claim against any party by reason of any of those terms and provisions or be entitled to enforce any of those terms and provisions against any party.

       9.17 COUNTERPARTS; FACSIMILE SIGNATURES. This Agreement may be executed in counterparts, all of which shall be deemed to be duplicate originals. Delivery by facsimile transmission of an executed signature page to this Agreement shall be effective as delivery of a manually executed counterpart hereof.



                 [BALANCE OF THIS PAGE INTENTIONALLY LEFT BLANK]

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

                                     JEAN PHILIPPE FRAGRANCES, LLC


                                     By:  /s/ RUSSELL GREENBERG
                                          ------------------------
                                     Russell Greenberg, Executive Vice President


                                     TRISTAR CORPORATION, DEBTOR-IN-POSSESSION


                                     By: /s/ MICHAEL  A. MCCONNELL
                                         -------------------------
                                     Michael  A. McConnell
                                     Bankruptcy court-appointed Examiner
                                     with limited powers

                                LIST OF EXHIBITS

 EXHIBIT 2.3AII: Promissory Note

 EXHIBIT 6.1E: Manufacturing, Warehousing and Shipping Agreement

 EXHIBIT 6.1F: Non-Competition Agreement




                                LIST OF SCHEDULES

SCHEDULE 2.1(A):  Intellectual Property

SCHEDULE 2.1(C): Inventory

SCHEDULE 2.3(B): Physical Inventory Count

SCHEDULE 3.4: Open Orders for Inventory

SCHEDULE 3.:7 Trade Credits of Seller with respect to Manufacturers, Suppliers or Vendors

SCHEDULE 4.5: License, Sublicense, Distribution or other Agreements Relating to Intellectual Property

SCHEDULE 4.6: Tangible Personal Property

EXHIBIT 2.3AII: Promissory Note

(Omitted - not used)

EXHIBIT 6.1E: Manufacturing, Warehousing and Shipping Agreement

Incorporated by reference to Exhibit no. 10.88 which is incorporated by reference herein.

EXHIBIT 6.1F: Non-Competition Agreement

Incorporated by reference to Exhibit no. 10.89 which is incorporated by reference herein.

SCHEDULE 2.1(A):  Intellectual Property*

SCHEDULE 2.1(C): Inventory *

SCHEDULE 2.3(B): Physical Inventory Count*

SCHEDULE 3.4: Open Orders for Inventory *

SCHEDULE 3.:7 Trade Credits of Seller with respect to Manufacturers, Suppliers or Vendors*

SCHEDULE 4.5: License, Sublicense, Distribution or other Agreements Relating to Intellectual Property

SCHEDULE 4.6: Tangible Personal Property *

-----------
* Omitted, but will be furnished supplementally to the Commission upon request.

                                  SCHEDULE 4.5


1.     Distribution Agreement With Transvit Holding Corp. For Mexico.

2.     Distribution Agreement With Transvit Distribution Corp. For Brazil.

3. License Agreement Dated 17 December 1997 With Starion. (Potentially void in accordance with the provisions of Section 2.3 of the Agreement dated 18 October 2000. listed as no. 5 on this schedule).

4.     License   Agreement   Dated  3  September  1998  With  S  &  J  Perfumes.
       (Potentially void in accordance with the provisions of Section 2.3 of the Agreement dated 18 October 2000. listed as no. 5 on this schedule).

5. Agreement Dated 18 October 2000 Between Kirit Sunderlal Sheth And Jamnadas Odhavji Sheth.

6. Matters and claims outlined in D. Williamson Letter of 8 March 2002 to D. Gragg and the Agreement dated 16 October 2000 between Seller and Jamnadas Odhavji Sheth.

7.     Chanel Royal Selections Infringement

8.     Chanel matter in Panama

9.     (Potential) Tristar v. American Impression

10.    Chanel agreement dated December 22, 1999,  regarding Royal Selections No.
       15

11. License from Tristar to The Deerskin Companies, Inc. regarding FOREVER effective October 1, 1999- October 1, 2000. (extended?)

12. U.S. Trademark Regis. No. 2,160,697 for AIRBORNE - cease and desist letter received in 1997, no result.

13.    U.S.  Trademark  App. No.  76/031,189  for  CREATION  LAMIS - Petition to
       Revive

14. U.S. Trademark Regis. No. 2,300,103 for EVERSCENT - Permanent injunction re: use with deodorant, Procter & Gamble case.

15. U.S. Trademark Regis. No. 1,894,768 for GINA (drawing of lady) - Cannot use in professional salons

16.    U.S. Trademark App. No. 76/129,884 for GOOD VIBES - Opposition #91150099

17. U.S. Trademark Regis. No. 2,455,222 for L'OMBRE - Settlement Agreement in 1992 re: lettering

18. U.S. Trademark App. For SHOOTING STAR - Tristar filed extension of time to file opposition v. 78/035,912; 11/20/01

19. U.S. Trademark Regis. No. 2,355,266 for VENTURO - cease and desist letter received from Venture Stores in 1997.

20. U.S. Trademark App. No. 76/000,473 for WHASSUP? (Dead) - Opposition No. 123,277

21.    U.S. Trademark for CLEAR ICE (Dead) - Opposition No. 124,335

22.    U.S. Trademark for EC SPIRIT (Dead) - Opposition No. 106,036

23.    Australian Royal Selections Infringement